EXHIBIT 10.25

ELLIOTT BAY OFFICE PARK

OFFICE LEASE

THIS LEASE, made the 15th day of February, 2002, by and between SELIG REAL ESTATE HOLDINGS SIX, a Washington general partnership, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor” and NEORX CORPORATION INC., a Washington corporation, whose address is 410 West Harrison Street, Seattle, Washington, 98119, hereinafter referred to as “Lessee”.

1.             DESCRIPTION, Lessor in consideration of the agreements contained in this lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, Suite 500 consisting of approximately 20,764 rentable square feet* (hereinafter referred to as “Premises”) situated on the 5th floor level of the Elliott Bay Office Park, 300 Elliott Avenue West, City of Seattle, State of Washington 98119, the legal description of which is:

Parcel A:  All of Block 9, D.T. Denny’s Waterfront Addition to the City of Seattle, according to the plat recorded in Volume 2 of Plats, Page 61, in King County, Washington.

Parcel B:  Block 161, Seattle Tidelands.

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996).  For purposes of this lease, the parties agree that the rentable square footage of the Premises is 20,764.

2.             TERM,  The term of this lease shall be for a period of eighty-four (84) months, commencing on that date which is five (5) business days after Lessor has completed construction of the tenant improvements described in Article 38 below (“Tenant Improvements”) and given notice to Lessee that the Premises are ready for occupancy, except that the term shall not commence earlier than June 1, 2002 without Lessee’s prior written consent.  The term shall expire eighty-four (84) months after the commencement date.  Lessor will use its best efforts to complete construction of all Tenant Improvements and tender possession of the Premises to Lessee on or before June 1, 2002.  If the term has not commenced by August 1, 2002, this lease will automatically terminate without notice and be of no further force or effect.

The parties acknowledge that Lessee desires to negotiate an early termination of its lease of premises at 501 Elliott Avenue West (the “Current Lease”) effective June 1, 2002, and that if the Tenant Improvements are not substantially complete and the Premises ready for occupancy on that date, Tenant may suffer damages as a result of the delay.  Accordingly, the parties agree that if the Current Lease has been terminated on June 1, 2002, and if the Tenant Improvements are not substantially complete and ready for occupancy on June 1, 2002, then Lessor shall assume and pay, and shall hold Lessee harmless from and against any and all holdover costs that Lessee may incur under the Current Lease resulting from Lessee having to hold over in the leased premises except to the extent that the delay in completion of the Tenant Improvements is caused by events of Force Majeure or Tenant Delay.  For purposes of this lease, the term Force Majeure shall mean acts of God, strikes, lockouts, labor troubles, inability to procure materials despite commercially reasonable efforts to do so, orders or directives of governmental bodies, and other similar causes beyond a party’s reasonable control.  The term Tenant Delay shall mean the failure of Lessee to provide construction documents to Lessor on or before March 11, 2002, or any delay in fact caused by a change requested by Lessee to the construction documents approved by Lessor.

3.             RENT, Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month.  Rent shall be computed at the annual base rental rate of $26.00 per rentable square foot.  Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis (assuming a 365-day year).  Provided however, if Lessee is unable to terminate the Current Lease by the commencement date of the term of this lease, and remains liable for payment of rent pursuant to the terms of the Current Lease, then rent for the Premises shall abate for so long as Lessee is obligated to pay rent under the Current Lease through October 31, 2002.  However, for each of the months after the commencement date and through October, 2002 that Lessee does not pay any rent to Lessor, then the base rental rate set forth above shall be increased by 30¢ per rentable square foot, e.g., if Lessee is required to pay rent at 501 Elliott Avenue West for the months of June, July, August and September, and if Lessee does not pay any rent to Lessor during those months, then Lessee’s annual rental rate for the Premises shall be revised to the annual rental rate of $27.20 effective October 1, 2002, i.e., 30¢ x 4 months = $1.20 + $26.00 = $27.20.

4.             CONSIDERATION,  As consideration for the execution of this lease, Lessee has this date paid to Lessor the sum of $44,988.67, receipt of which is hereby acknowledged.  In the event Lessee fully complies with all the terms and conditions of this lease, but not otherwise, an amount equal to such sum shall be credited on the last month’s rental on the term of this lease.

5.             USES, Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes and for no other purposes.

6.             RULES AND REGULATIONS,  Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations printed on this instrument (if any), and any reasonable rules and regulations applicable to all of the tenants in the building that may be hereafter promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this lease.

7.             CARE AND SURRENDER OF PREMISES,  Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor.  At the expiration or sooner termination of this lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises broom clean, in good order, condition and repair (damage by reasonable wear, the elements, or fire excepted).  Lessee shall be responsible for removal of all of Lessee’s personal property and fixtures from the Premises, (excepting fixtures that are a part of the initial Tenant Improvements and excepting any property of the Lessor) including, but not limited to, the removal of Lessee’s communication and video cabling, telephone equipment and moveable signage.  Lessee shall be responsible for repairing any damage to the Premises caused by such removal.  If Lessee fails to remove and restore the Premises at lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith.  Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises to the extent those costs exceed normal costs of garbage removal upon cleaning the Premises and disposal of Lessee’s personal property remaining in the Premises.

8.             ALTERATIONS, Lessee shall not make any alterations or improvements in, or additions to (collectively, “Alterations”) said Premises where the total cost of the project exceeds $15,000 without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld.  Lessor’s consent shall also be required (and shall not be unreasonably withheld) for any alterations to building electrical, plumbing or mechanical systems.  All such Alterations shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury.  Lessee shall provide notice to Lessor of any planned Alterations for which Lessor’s consent is not required, together with a copy of the plans for those Alterations.  If Lessee makes any Alterations that involve changes to building electrical, plumbing or mechanical systems, Lessee shall use contractors approved by Lessor for any changes to those systems.

9.             RESTRICTIONS, Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said building.  Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises, except that Lessee will not be responsible for the cost of capital improvements that are required generally and not as a result solely of Lessee’s use of the Premises.  The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the building.

10.           WEIGHT RESTRICTIONS, Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the reasonable discretion of Lessor.  No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11.           SIGN RESTRICTION, No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the building without the prior approval of Lessor.  Notwithstanding the foregoing, Lessor shall provide building standard signage identifying Lessee on the building lobby reader-board, and standard building signage identifying Lessee in the elevator lobby on the 5th floor of the building.  Lessee shall have the right to install and maintain a sign with its logo that is visible from the 5th floor lobby in the reception area of the Premises.

12.           LOCKS, No additional locks shall be placed upon any doors of the Premises, except that Lessee may install and maintain an electronic lock system at the entry to the Premises that is compatible with the system at Lessee’s other locations.  Keys will be furnished to each door lock.  At the termination of the lease, Lessee shall surrender all keys to the Premises whether paid for or not.

13.           KEY, SECURITY AND CONFIDENTIALITY, Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises.  Notwithstanding the foregoing, Lessor shall be entitled to have access to the Premises only when accompanied by a representative of Lessee, and upon no less than twenty-four (24) hours’ prior written notice specifying the purpose for the access and identifying by name and business any persons other than Lessor who will accompany Lessor; provided, however, that in the case of an emergency that gives rise to imminent danger to persons or property, Lessor shall give Lessee such notice as may be practicable under the circumstances.  Access by Lessor shall be strictly in accordance with the security and confidentiality requirements that Lessee may impose from time to time.  All information learned by or disclosed to Lessor with respect to Lessee’s business, and all information disclosed or discovered during an entry by Lessor into the Premises, shall be kept strictly confidential by Lessor, Lessor’s legal representatives, successor, assigns, servants and agents, and shall not be used (except for Lessor’s confidential internal purposes) or disclosed to others by Lessor Lessor’s legal representatives, successors, assigns, servants or agents without the express prior written consent of Lessee, which Lessee may grant, withhold or condition in its sole and absolute discretion.  In exercising its right of entry, Lessor shall not unreasonably interfere with the conduct of Lessee’s business operations on the Premises.

14.           TELEPHONE SERVICE, If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted.

15.           SERVICES, Lessor shall maintain Premises and the public and common areas of building, such as lobbies, stairs, corridor and restrooms, in reasonably good order and condition except for damage occasioned by the act of Lessee.

Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines, heat, normal office air-conditioning, and elevator services, during the ordinary business hours of the building, which shall not be less than from 7 a.m. until 6 p.m., Mondays through Fridays, and 8 a.m. until 2 p.m. on Saturdays.  After-hours service shall be available to Lessee on mutually agreeable terms.  Air-conditioning units and electricity therefore for special air-conditioning requirements, such as for computer centers, shall be at Lessee’s expense.  Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service according to the schedule attached as EXHIBIT C.  Lessor shall maintain the building and all public and common areas to the standard of a first-class office building.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever other than Lessor’s gross negligence.  No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder except that if any interruption of utilities or services or any other cause renders the Premises untenantable for their intended purposes for more than three (3) consecutive business days, then Lessee’s obligation to pay rent shall abate from the end of that three-day period for the remaining time that the Premises are untenantable.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s building office and not to Lessor’s employees or agents seen within the building.  Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort.  The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the building to the best advantage of both parties hereto.  To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the building and for the preservation of order therein.

16.           SOLICITORS, Lessor will make an effort to keep solicitors out of the building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17.           FLOOR PLAN, The floor plan and specifications for Lessee’s occupancy shall be attached hereto and marked Exhibit “A” which shall be approved by both Lessor and Lessee, both of whose approval shall not be unreasonably withheld.

18.           ASSIGNMENT, Lessee will not assign this lease, or any interest hereunder, without the prior written consent of Lessor, and this lease, or any interest hereunder, shall not be assigned by operation of law.  Lessee will not sublet said Premises or any part thereof and will not permit the use of said Premises by others other than Lessee and the agents of Lessee without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld.  In the event such written consent shall be given, no other or subsequent assignment or subletting shall be made without the previous written consent of Lessor, whose consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Lessee may assign this lease, in whole or in part, and may sublease all or any part of the Premises, to (a) a parent or subsidiary of Lessee, the entity with which or into which Lessee may merge, or an entity that is controlled by, controls or is under common control with, Lessee, (b) the purchaser of substantially all of the assets of Lessee.

During the term of any sublease Lessor shall not have the right to recapture the subleased space and Lessee shall be entitled to retain 100% of any rent in excess of the rent Lessee is paying under this lease.

In the event that Lessee desires to terminate its obligations under this lease with respect to all or any portion of the Premises (other than in the manner described in Article 41 below) and Lessor and Lessee agree upon a new tenant to take possession of that portion of the Premises, and if Lessor and Lessee agree to terminate this lease for that portion of the Premises, then any rent that is in excess of the rent payable by Lessee herein with respect to that portion of the Premises shall be shared equally between Lessor and Lessee.  Any costs incurred in securing such a substitute tenant shall be shared between Lessor and Lessee on a proportionate basis based on the length of the term of the lease with such new tenant.  As an example, if Lessee has twenty-four (24) months remaining on this lease and the lease with the new tenant is for sixty (60) months, the transaction costs, including commissions, tenant improvements, etc., shall be distributed 40% (2/5) to Lessee and 60% (3/5) to Lessor.

19.           OPERATING SERVICES AND REAL ESTATE TAXES, The annual base rental rate per rentable square foot in Paragraph 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the Base Year (as that term is defined below) (“Base Year Costs”).  Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis.

DEFINITIONS

Base Year

The Base Year shall be the calendar year 2003.

Comparison Year

The Comparison Year(s) shall be the calendar year(s) subsequent to the Base Year.

Operating Services

“Operating Services” include, but are not limited to, the charges incurred by Lessor for:  building operation salaries, benefits, management fee (not to exceed 5%) of gross income for the building, insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the maintenance and operation of the premises.   Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles).  Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i)            real estate taxes

(ii)           legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii)          repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);

(iv)          damage and repairs attributable to fire or other casualty;

(v)           damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;

(vi)          executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the building;

(vii)         Lessor’s general overhead expenses not related to the building;

(viii)        legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the building or any part thereof unless the outcome is to the financial benefit of all tenants;

(ix)           costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the building or (2) space for tenants or other occupants in the building and costs incurred in supplying any item or service to less than all of the tenants in the building;

(x)            costs incurred due to a violation by Lessor or any other tenant of the building of the terms and conditions of a lease;

(xi)           cost of any specific service provided to Lessee or other occupants of the building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed to Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii)          costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;

(xiii)         building management fees in excess of the management fees specified hereinabove;

(xiv)        cost incurred with owning and/or operating the parking lot(s) serving the building by independent parking operator(s).

(xv)         fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi)        rent called for under any ground lease or master lease;

(xvii)       principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the building; and

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.

Real Estate Taxes

Real Estate Taxes shall be the taxes paid by Lessor in the Base Year and each respective Comparison Year.  Real Estate Taxes shall be a separate category and shall be treated as such.

Proportionate Basis

Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the building in which the leased Premises are located (220,845/RSF).

Computation of Adjustments to Base Year Costs

Any adjustment to Base Year Costs will commence to occur on January 1, 2004, with subsequent adjustments commencing every twelve months of the lease term thereafter.  Lessee shall be responsible for Lessee‘s proportionate share of any increase in a Comparison Year’s Costs over the Base Year Costs.  These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed.  For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s).  If they are, then commencing January 1, 2004, Lessor will assess a monthly charge to be paid together with monthly base rent.  Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire building is formulated in accordance with generally accepted accounting principles and adjusted to the greater of actual occupancy or 95% occupancy, then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment.

Lessor shall provide to Lessee a reconciliation of actual costs of Operating Services and Real Estate Taxes for each Comparison Year no later than May 15 of the following calendar year.  Within one hundred twenty (120) days after receipt of Lessor’s reconciliation statement, Lessee shall have the right during business hours, and upon three (3) business days’ prior written notice, to examine Lessor’s books and records with respect to Operating Services and Real Estate Taxes for the Comparison Year in question at Landlord’s offices at the address first set forth above.  If Lessee’s audit of the Operating Services and Real Estate Taxes reveals an overcharge of more than three percent (3%) in the aggregate, Lessor shall promptly reimburse Lessee for the ordinary and reasonable costs of the audit including, but not limited to, Lessee staff billed at the hourly payroll cost of those employees (including benefits) plus reasonable travel costs.  If Lessee’s audit does not reveal an overcharge of more than three percent (3%) in the aggregate, then Lessee shall bear all costs of its audit.  Any overcharge or underpayment of costs of Operating Services and Real Estate Taxes discovered as a result of Lessee’s audit shall be due from one party to the other within thirty (30) days after the amount of the overcharge or underpayment has been fixed.

Notwithstanding anything herein to the contrary, the costs of Operating Services and Real Estate Taxes for any Comparison Year shall be final and not subject to further review by either Lessor or Lessee on that date which is 180 days after receipt by Lessee of any statement of reconciliation of actual costs for the Comparison Year in question, or upon conclusion of any audit conducted by Lessee for that Comparison Year pursuant to the foregoing paragraph, whichever occurs later.

Upon termination of this lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.

For an example, see Exhibit B attached hereto.

20.           ADDITIONAL TAXES OR ASSESSMENTS,  Should there presently be in effect or should there be enacted during the term of this lease, any law, statute or ordinance levying any assessments or any tax upon the rent paid under this lease other than federal or state income, estate or gift taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21.           LATE PAYMENTS,  Any payment, required to be made pursuant to this lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor; provided, however, that the first time in any calendar year that rent is paid late, interest shall not accrue until three days after receipt by Lessee of written notice from Lessor that rent is overdue.

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late; provided, however, that no late charge will be imposed unless Lessee fails to pay overdue amounts within five (5) days of receipt of notice from Lessor, except that Lessor shall not be required to give notice more than twice in any calendar year and once Lessor has given two notices in any calendar year, no further notices shall be required in that calendar year before imposition of the late charge.

22.           RISK,  All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk.  Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor, its employees, contractors or agents.  Lessee shall keep in force throughout the term of this lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23.           INDEMNIFICATION,  Lessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including reasonable attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto to the extent said damages or injury was caused by the ordinary or gross negligence or intentional act of Lessee and/or of Lessee’s agents, employees, or contractors.

24.           WAIVER OF SUBROGATION,  Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature, whether by subrogation or otherwise, which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise.

25.           SUBORDINATION,  This lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part; provided, however, that the foregoing subordination agreement is expressly subject to the condition that as long as Lessee performs its obligations under this lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under any mortgage or deed of trust, and no steps or procedures taken under any mortgage or deed of trust, shall disturb Lessee’s peaceful possession of the Premises or otherwise affect Lessee’s rights under this Lease.

Lessee agrees to execute at no expense to the Lessor, a commercially reasonable subordination, nondisturbance and attornment agreement in order to further effect the subordination of this lease to any such mortgage or deed of trust on the terms described above.  In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor; provided, however, that unless the purchaser assumes and agrees to perform Lessor’s obligations under this lease Lessee does not release Lessor from any liability under this Lease.  Lessor and Lessee each agree to execute, at no expense to the other, any estoppel certificate in commercially reasonable form describing accurately the status of this lease.

26.           CASUALTY,  In the event the leased Premises, or any portion of the building that is reasonably necessary for the use and occupancy of the Premises, are destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, and if the Premises or building can reasonably be repaired and restored within 270 days of the date of the casualty, then Lessor shall proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that cannot be occupied for its intended use.  During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder.  Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.

If fire or other casualty renders the whole or any material part of the Premises untenantable, or if the building is damaged so that access and necessary services cannot be provided to the Premises, and if the Premises or building cannot reasonably be repaired and restored within 270 days of the date of the casualty based upon a commercially reasonable standard, then this lease shall terminate effective upon the date of the casualty.

27.           INSOLVENCY, If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this lease.  Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination.  As an alternative to exercising his right to terminate this lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this lease.

28.           DEFAULT, It shall be a default by Lessee under this lease if Lessee fails to make any payment of rent as and when due and such failure continues for more than five days after Lessor notifies Lessee in writing, or if Lessee fails to perform any of Lessee’s nonmonetary obligations under this lease and the failure continues for a period of 30 days after Lessor notifies Lessee in writing specifying the nature of the default (except if the failure cannot reasonably be cured within 30 days, then if Lessee fails to commence to cure the failure within that 30-day period and thereafter diligently prosecute the cure to completion), or if Lessee vacates or abandons the Premises and fails to pay rent..  In any of such events Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee in accordance with applicable law.  In such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary).  This lease if not otherwise terminated may immediately be declared by Lessor as terminated.  The termination of this lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein.  In the event this lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the costs of reletting, including necessary renovation and alteration of the leased Premises.  Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%).  Waiver by the Lessor of any default, monetary or non-monetary, under this lease shall not be deemed a waiver of any future default under the Lease.  Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this lease as a result of such defaults by an unlawful detainer action or otherwise.

29.           BINDING EFFECT, The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto.  The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference.  It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

30.           HOLDING OVER, If Lessee holds possession of the Premises after term of this lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except rent which shall be revised to reflect the then current market rate.  During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises.  Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice.

31.           ATTORNEY’S FEES, If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

32.           NO REPRESENTATIONS, The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

33.           QUIET ENJOYMENT, So long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.

34.           RECORDATION, Lessee shall not record this lease without the prior written consent of Lessor.  However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose.  Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.

35.           MUTUAL PREPARATION OF LEASE, It is acknowledged and agreed that this lease was prepared mutually by both parties.  In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.

36.           GOVERNING LAW, This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

37.           DESIGN SERVICES, Lessor shall be responsible for up to $1.50 per rentable square foot for space planning, design, documentation and construction documents in connection with all work to be done in the Premises in order to prepare the Premises for Lessee’s effective occupancy.

38.           FINISH WORK, Lessor shall construct, on a turn-key basis and at Lessor’s sole cost and expense, all improvements to the Premises that are shown on the space plan dated February 11, 2002, and scope of work prepared by Collinswoermen and dated February 14, 2002 and attached to this lease as EXHIBIT A.  The improvements will include but not be limited to the following:  all partitioning, completely carpeted and air conditioned, ceiling in place, lighting in place, all doors and jambs, all locks and hardware, kitchen sink, counter and cabinets, all electrical wiring and outlets, all phone outlets, Levolor blinds on all outside glass, and completely painted throughout.  Once working drawings are completed and approved by both parties, they shall supersede EXHIBIT A.

Notwithstanding the above, Lessor shall not be responsible for the payment, including installation costs, of any of Lessee’s built-in furniture, fixtures, signage or other “custom-made” improvements.  Lessor shall not be responsible for the installation of telephone and computer equipment nor the wiring of the same.

The Tenant Improvements shall be deemed to be complete when all construction and installation is substantially completed (as that term is used in the industry) but for minor and immaterial items of construction or decoration that do not interfere in any material respect with Lessee’s use or occupancy of the Premises.  Promptly after Lessor’s notice to Lessee that the Tenant Improvements are substantially complete, Lessor and Lessee shall inspect the Premises and prepare a list of punchlist items.  Lessor shall promptly and diligently complete all punchlist items, but the existence of punchlist items will not delay commencement of the lease term.

Lessor will allow Lessee to have timely access to the Premises during the construction period for the sole purpose of installing Lessee’s furniture, cabling, fixtures and equipment; provided however that Lessee shall coordinate with Lessor’s contractor concerning the timing of access, and provided further that without consent of Lessor’s contractor, furniture shall not be moved in earlier than May 20, 2002.

39.           PARKING, Lessee shall be provided parking for seven (7) cars inside the building garage and twenty (20) cars outside the building, all at market rate and paid for by Lessee.  The current rates of parking stalls are $120 per stall for building garage and $110 per stall for surface parking stalls.  Lessee shall also be provided parking for three (3) additional cars inside the building garage on a month-to-month basis until needed by Lessor.  Lessor shall provide Lessee no less than thirty (30) days’ notice of any termination of Lessee’s right to any of the three additional garage parking stalls.

40.           REAL ESTATE COMMISSION, Lessor agrees to pay a real estate commission equivalent to $5.00 per rentable square foot leased to Washington Partners, Inc. for services in this lease transaction, payable one-half (1/2) upon full execution of this lease and one-half (1/2) upon lease commencement.  Lessee shall offset from the consideration due Lessor under Section 4 of this lease the first one-half (1/2) commission due to Washington Partners, Inc. and pay such amount directly to Washington Partners, Inc.  Payment to Washington Partners, Inc. shall constitute payment to Lessor.  Should the balance of the commission not be paid by Lessor when due, then the remaining amount shall be paid directly by Lessee to Washington Partners, Inc. from the initial rents due to Lessor and the amount so paid given to Lessee as a rent credit.

41.           EARLY TERMINATION, Lessee shall have the option to cancel and terminate this lease effective at any time after the expiration of the 24th month of the lease term and before the expiration of the 48th month of the lease term by giving Lessor nine (9) months prior written notice, and paying to Lessor the unamortized portion (based on an 84-month amoritzation period) of the architectural fees and tenant improvement costs paid by Lessor for design and construction of the Tenant Improvements, and of the real estate commission paid pursuant to Article 40 above.  Promptly after completion of the Tenant Improvements, Lessor shall provide to Lessee a written statement in reasonable detail showing all costs of the design and construction of the Tenant Improvements and of the real estate commission, together with copies of supporting documents.

42.           RIGHT OF FIRST REFUSAL, Subject only to prior rights granted Holland America/Westours, Lessee shall have a first right of refusal to lease any adjacent space on the 5th floor of the Elliott Bay Office Park Building that becomes available for lease.  If Lessor has an interested party for that space, Lessor will notify Lessee in writing and Lessee shall have ten (10) working days from receipt of said notice to respond either way.  Lessee shall take the entire area intended for lease to a third party and shall not be entitled to lease just a portion thereof.  Rent for this space shall be at market rate.

43.           OPTION TO RENEW, Provided that at the time the option is exercised there is no default by Lessee that remains uncured after such notice and opportunity to cure as may be provided by the terms of this lease, Lessee shall have the option to renew this lease for an additional period of five (5) years on the same terms and conditions except the rent.  Base rent for the renewal term shall be at market rate for renewal of a lease of comparable office space in Seattle (exclusive, however, of any improvements paid for by Lessee.  The term “market rate” mean the prevailing market rental rate on a level basis for renewal of a lease for a tenant occupying an amount of space comparable to the amount then leased by Lessee, taking into consideration any concessions (e.g., rent abatement, refurbishment, carpeting and other allowances) then being offered by landlords to renewing tenants for comparable space, and excluding the value of improvements made and paid for by Lessee.  Lessee agrees to give Lessor notice of its intent to renew nine (9) months prior to the expiration of the initial lease term.

Any dispute concerning base rent for the renewal term shall be resolved by arbitration in the following manner.  If the parties are not able to agree on the market rate within 90 days after Lessee gives Lessor its notice of intent to renew (“Notice Date”), then each party shall appoint a disinterested, independent appraiser who is a member of the American Institute of Real Estate Appraisers (an “Appraiser”) and has at least ten years experience appraising rental properties in the Seattle area.  If the Appraisers are unable to reach agreement about market rent within one hundred twenty (120) days after the Notice Date, then the two Appraisers shall together appoint a third Appraiser having the same qualifications and the third Appraiser shall be the arbitrator.  Once the arbitrator is appointed, each Appraiser promptly shall submit to the arbitrator within seven days a written statement of his or her determination of market rate, supported by the reasons for that determination, with counterpart copies given to each party.  The role of the arbitrator will be to select which of the two proposed determinations of market rate mostly closely approximates his or her own determination on the matter.  The arbitrator will have no right to propose a middle ground or any modification of either of the two determinations.  The arbitrator will determine the matter within 10 days after his or her receipt of the written statement of each of the two Appraisers.  The determination of the arbitrator will be final and binding on all parties, and the market rate so determined shall be the base rent for the renewal term.

Each party shall bear the expense of retaining its Appraiser.  The fees and expenses of the arbitrator and other expenses of the arbitration shall be borne equally by the parties.  The arbitrator’s determination of market rate shall be final and binding on the parties.  Judgment upon the determination of market rate rendered by the arbitrator may be entered in any court having jurisdiction.

44.           EXHIBITS.  The following exhibits are attached to this lease and are by this reference made a part of it as though fully set forth above:

EXHIBIT A	Tenant Improvement Plans
EXHIBIT B	Example of Computation of Operative Services Rent
EXHIBIT C	Schedule of Janitorial Service

IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

SELIG REAL ESTATE HOLDINGS SIX, a Washington general partnership		NEORX CORPORATION, INC.

By:	Martin Selig	By:
Its:	General Partner	Its:
“Lessor”		“Lessee”

[Ellen, these acknowledgements are new, were not part of this draft. —ch]

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this ______ day of _________________, 2002, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared _____________________________, to me known to be the person who signed as ________________________ of SELIG REAL ESTATE HOLDINGS SIX, the partnership that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership for the uses and purposes therein mentioned, and on oath stated that ______ was authorized to execute said instrument on behalf of the partnership.

IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

(Signature of Notary)

(Print or stamp name of Notary)

NOTARY PUBLIC in and for the State of Washington, resident at
My appointment expires:

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this ______ day of _________________, 2002, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared _____________________________, to me known to be the person who signed as ________________________ of NEORX CORPORATION, INC., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that ______ was duly elected, qualified and acting as said officer of the corporation, that _____ was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

(Signature of Notary)

(Print or stamp name of Notary)

NOTARY PUBLIC in and for the State of Washington, resident at
My appointment expires:

NEORX1030.01

Attachment

EXHIBIT B

EXAMPLE

The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate.  It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost.  The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes.  Comparison Years are similarly adjusted for purposes of fairness and equality.  To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example.  It is important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.

Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage.  This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.

Other expenses do not require adjustment nor are they dependent upon occupied footage change.  These categories are the same whether the building is empty or full.  They are, insurance, security, elevator, landscaping and telephone.

Real Estate Taxes are dependent upon independent assessment.  Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).

Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary.  The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).

HYPOTHETICAL FACTS

Building Occupancy:	80%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,440
Grossed Comparison Year Costs to 95%: (see below)	$463,080
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10,000 ÷ 125,000 = 8%

EXAMPLE

Description	Actual Expenses	Grossed Expenses
Percent Occupied	80.00%	95.00%	Methodology

Real Estate Taxes	$54,854	$54,854	Actual Cost

Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy
Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$98,407	Adjusts with occupancy
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,813	Adjusts with occupancy
Repairs & Maintenance	$24,333	$28,895	Adjusts with occupancy
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$7,372	Adjusts with occupancy
Janitorial	$56,648	$67,270	Adjusts with occupancy

TOTALS:	$405,440	$463,080